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FOR IMMEDIATE RELEASE

AEP REPORTS 2009 FOURTH-QUARTER AND YEAR-END EARNINGS

•	Fourth-quarter earnings $0.50 per share GAAP and ongoing
•	2009 year-end earnings $2.96 per share GAAP, $2.97 per share ongoing
•	AEP reaffirms its 2010 ongoing guidance range of between $2.80 and $3.20 per share

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	4th quarter ended Dec. 31			12 months ended Dec. 31
	2008	2009	Variance	2008	2009	Variance
Revenue ($ in billions)	3.2	3.3	0.1	14.4	13.5	(0.9)
Earnings ($ in millions):
GAAP	152	238	86	1,380	1,357	(23)
Ongoing	237	238	1	1,301	1,362	61
EPS ($):
GAAP	0.38	0.50	0.12	3.43	2.96	(0.47)
Ongoing	0.59	0.50	(0.09)	3.24	2.97	(0.27)
EPS based on 404mm shares in Q4 2008, 478mm in Q4 2009, 402mm in 12 mo. 2008 and 459mm in 12 mo. 2009

COLUMBUS, Ohio, Jan. 28, 2010 – American Electric Power (NYSE: AEP) today reported 2009 year-end earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $1.357 billion or $2.96 per share, compared with $1.380 billion or $3.43 per share in 2008. Ongoing earnings (earnings excluding special items) for 2009 were $1.362 billion or $2.97 per share, compared with $1.301 billion or $3.24 per share in 2008.
GAAP and ongoing earnings for fourth-quarter 2009 were $238 million or $0.50 per share, compared with fourth-quarter 2008 GAAP earnings of $152 million or $0.38 per share and fourth-quarter 2008 ongoing earnings of $237 million or $0.59 per share.
The per-share results for the year and the fourth quarter reflect the dilutive effect of additional shares outstanding, which reduced ongoing earnings for 2009 by $0.42 per share for the year and $0.09 per share for the quarter as compared with the prior periods.
For the year, GAAP earnings were $5 million lower than ongoing earnings, primarily because of the reapplication of cost-of-service regulation for the generation portion of electric utility service for the Texas jurisdiction of AEP’s Southwestern Electric Power Co. utility.

A full reconciliation of GAAP earnings with ongoing earnings for the quarter and year is included in tables at the end of this news release.
“We’re pleased with our results for the quarter and year when considering the economic conditions we faced,” said Michael G. Morris, AEP chairman, president and chief executive officer. “We anticipated reduced sales in 2009 and took steps to maintain our levels of service while tightly controlling costs. The success of this effort is evident in our operations and maintenance expenses for 2009. We kept these expenses virtually flat with 2008 and would have been below 2008 levels without the costly recovery efforts after winter storms in our eastern utilities in late December.
“The economy remains a concern,” Morris said. “The best news is that we aren’t seeing a continued decline in sales. Industrial sales in the fourth quarter were consistent with what we saw in the third quarter and actually showed a slight uptick in December, although one month definitely doesn’t represent a trend. Residential and commercial sales – an area of significant year-to-year growth before the recession – have stalled but haven’t declined as much as expected. These factors have us cautiously optimistic for improvement in the months ahead.”

EARNINGS GUIDANCE

AEP reaffirmed its ongoing guidance range for 2010 of between $2.80 and $3.20 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q4 08	Q4 09	Variance	12 mo. 08	12 mo. 09	Variance
Utility Operations	182	207	25	1,212	1,321	109
Ongoing EPS	0.45	0.44	(0.01)	3.02	2.88	(0.14)
AEP River Operations	34	25	(9)	55	47	(8)
Ongoing EPS	0.09	0.05	(0.04)	0.14	0.10	(0.04)
Generation and Marketing	22	8	(14)	65	41	(24)
Ongoing EPS	0.05	0.02	(0.03)	0.16	0.09	(0.07)
All Other	(1)	(2)	(1)	(31)	(47)	(16)
Ongoing EPS	0.00	(0.01)	(0.01)	(0.08)	(0.10)	(0.02)
Ongoing Earnings	237	238	1	1,301	1,362	61
Ongoing EPS	0.59	0.50	(0.09)	3.24	2.97	(0.27)
EPS based on 404mm shares in Q4 2008, 478mm in Q4 2009, 402mm in 12 mo. 2008 and 459mm in 12 mo. 2009

Ongoing earnings from Utility Operations increased by $25 million during fourth-quarter 2009 compared with fourth-quarter 2008. This reflects increased retail rates throughout AEP’s utility service territory, which were somewhat offset by lower sales to industrial customers and increased expenses.

For the 12-month period, ongoing earnings from Utility Operations increased by $109 million from 2008 because of increased retail rates and increases in transmission and other margins. These improvements were partially offset by lower off-system sales, lower sales to industrial customers and higher expenses.
 AEP’s River Operations results were $9 million lower during fourth-quarter 2009 than in the same period the prior year because of lower grain rates and reduced imports, which weakened freight demand. This was partially offset by lower operating expenses. For the year, results were $8 million lower than 2008 because of the continued lack of imports, which reduced northbound loadings, freight demand and rates.
Generation and Marketing, which includes AEP’s non-regulated generating, marketing and risk management activities, primarily in the Electric Reliability Council of Texas (ERCOT) area, decreased to $8 million in the fourth-quarter 2009 from $22 million during the same period in 2008, primarily because of reduced gross margins from marketing activities. For the year, earnings decreased to $41 million from $65 million in 2008 because of lower gross margins at the Oklaunion Power Station, attributed primarily to lower power prices in the ERCOT region, and decreased generation from AEP’s wind farms.
All Other, which includes the Parent Company and other investments, was lower in 2009 compared with 2008 primarily because of lower interest income and favorable tax adjustments in the prior year, partially offset by lower interest expense, all at the Parent.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q4 08	Q4 09	Variance	12 mo. 08	12 mo. 09	Variance
East Regulated Integrated Utilities	657	613	(44)	2,278	2,461	183
Ohio Companies	607	670	63	2,431	2,733	302
West Regulated Integrated Utilities	237	260	23	1,057	1,160	103
Texas Wires	127	137	10	537	571	34
Off-System Sales	59	68	9	845	337	(508)
Transmission Revenue - 3rd Party	82	85	3	329	354	25
Other Operating Revenue	130	175	45	569	767	198
Utility Gross Margin	1,899	2,008	109	8,046	8,383	337
Operations & Maintenance	(933)	(1,007)	(74)	(3,368)	(3,411)	(43)
Depreciation & Amortization	(351)	(388)	(37)	(1,450)	(1,561)	(111)
Taxes Other Than Income Taxes	(180)	(178)	2	(749)	(751)	(2)
Interest Expense & Preferred Dividend	(219)	(238)	(19)	(871)	(919)	(48)
Other Income & Deductions	34	39	5	171	133	(38)
Income Taxes	(68)	(29)	39	(567)	(553)	14
Utility Operations Ongoing Earnings	182	207	25	1,212	1,321	109
Ongoing EPS	0.45	0.44	(0.01)	3.02	2.88	(0.14)
EPS based on 404mm shares in Q4 2008, 478mm in Q4 2009, 402mm in 12 mo. 2008 and 459mm in 12 mo. 2009

Retail Sales – Results for the fourth quarter improved from the same period in 2008 primarily because of rate increases in Virginia, Indiana and Oklahoma and the implementation of the Ohio Electric Security Plan, which includes the activation of a fuel clause at the Ohio Companies. The positive impact of the rate changes was somewhat offset by lower sales to industrial customers. Fourth-quarter heating degree days were 3 percent below normal and 13 percent lower than in the same period in 2008 in AEP’s eastern service territory. In AEP’s western service area, heating degree days were 11 percent higher than normal and 6 percent higher than in the same period in 2008. Unfavorable weather, primarily in AEP’s eastern service areas, decreased margins in the quarter by $18 million.
For the year, retail margins were higher than in 2008 because of rate increases and the activation of a fuel clause at the Ohio Companies, offset by lower sales to industrial customers and unfavorable weather, primarily during the summer months. In AEP’s eastern service territory, cooling degree days for 2009 were 19 percent below normal and 14 percent below 2008. In the western portion of the service territory, cooling degree days were 12 percent below normal and 5 percent below 2008. The effect of the unfavorable weather reduced margins by approximately $52 million from the prior year.
Off-System Sales – Gross margins from Off-System Sales for the fourth quarter were higher than in fourth-quarter 2008 primarily because of increased trading and marketing margins, partially offset by lower prices on physical sales. For the year, volumes and prices were depressed by weak market demand, reflecting the struggling economy and mild weather in the eastern territory.
Transmission Revenues – 3rd Party – Transmission revenues increased in fourth-quarter 2009 compared with the same period in 2008 primarily because of higher ERCOT revenues. For the year, the increase in revenues over 2008 was the result of higher revenues in both ERCOT and the Southwest Power Pool.
Other Operating Revenue – Other operating revenues were higher during 2009 compared with 2008 primarily because of the accidental-outage insurance payments related to the September 2008 turbine vibration and subsequent outage at the Donald C. Cook Nuclear Plant in Bridgman, Mich. A portion of these insurance proceeds was used to reduce bills to Indiana and Michigan customers. The unit returned to service in December 2009.
Operations & Maintenance – Operations and maintenance expenses increased $74 million during fourth-quarter 2009 compared with the same period in 2008 primarily because of storm restoration expenses incurred during December 2009 in AEP’s eastern service areas, increased plant outage costs and higher employee benefit expenses. These increases were somewhat offset by a reduction in other operating expenses. For the year, O&M expenses increased $43 million, or about 1 percent, from 2008, demonstrating the effectiveness of the company’s continued cost-control efforts. The 2009 expenses, which included the December 2009 storm-related costs and the increased employee benefit expenses, are compared with 2008 O&M expenses that were reduced by the establishment of a regulatory asset to recover storm expenses incurred in 2007 by Public Service Company of Oklahoma.

Depreciation & Amortization – Depreciation expenses were higher in 2009 than in 2008 for both the fourth quarter and year, primarily because of an increase in plant balances and higher depreciation rates at Ohio Power.
Interest Expense & Preferred Dividends – The increase in Interest Expense for the fourth quarter and year over the same periods in 2008 is primarily because of increased long-term debt borrowings.
Other Income & Deductions – The decrease in Other Income & Deductions for the year compared with the same period in 2008 is primarily because of lower interest income and lower carrying-cost income. These decreases were partially offset by increased Allowance for Funds Used During Construction.

WEBCAST

American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 10 a.m. EST today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/go/webcasts .
The call will be archived on http://www.aep.com/go/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.
Minimum requirements to listen to broadcast: Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.

AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.

This report made by AEP and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP’s generating plants, including AEP’s ability to restore Indiana Michigan Power’s Donald C. Cook Nuclear Plant Unit 1 in a timely manner; AEP’s ability to recover regulatory assets and stranded costs in connection with deregulation; AEP’s ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire generating capacity, including the John W. Turk Jr. Plant, and transmission line facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are canceled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operations of AEP’s plants; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance); resolution of litigation (including the dispute with Bank of America); AEP’s ability to constrain operation and maintenance costs; the economic climate and growth or contraction in AEP’s service territory and changes in market demand and demographic patterns; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP’s ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities; changes in utility regulation, including the implementation of the recently passed utility law in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP; accounting pronouncements periodically issued by accounting standard-setting bodies; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans and nuclear decommissioning trust and the impact on future funding requirements; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 4th Quarter 2009 Actual vs 4th Quarter 2008 Actual

		2008 Actual		2009 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	657		613
2	Ohio Companies	607		670
3	West Regulated Integrated Utilities	237		260
4	Texas Wires	127		137
5	Off-System Sales	59		68
6	Transmission Revenue - 3rd Party	82		85
7	Other Operating Revenue	130		175
8	Utility Gross Margin	1,899		2,008

9	Operations & Maintenance	(933)		(1,007)
10	Depreciation & Amortization	(351)		(388)
11	Taxes Other than Income Taxes	(180)		(178)
12	Interest Exp & Preferred Dividend	(219)		(238)
13	Other Income & Deductions	34		39
14	Income Taxes	(68)		(29)
15	Utility Operations Ongoing Earnings	182	0.45	207	0.44

	NON-UTILITY OPERATIONS:
16	AEP River Operations	34	0.09	25	0.05
17	Generation & Marketing	22	0.05	8	0.02

18	Parent & Other Ongoing Earnings	(1)	-	(2)	(0.01)

19	ONGOING EARNINGS	237	0.59	238	0.50

Note:  For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for the 4th Quarter 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	207	25	8	(2)	238	$0.50

Total Special Items	-	-	-	-	-	$-

Reported Earnings	207	25	8	(2)	238	$0.50

Financial Results for the 4th Quarter 2008
Reconciliation of Ongoing to Reported Earnings

	2008
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	182	34	22	(1)	237	$0.59

Dispositions:
Gain on Sale of UK Operations	-	-	-	12	12	$0.03

Other:
FERC ruling on Allocation of Off-system Sales Margins (SIA)	(97)	-	-	-	(97)	$(0.24)

Total Special Items	(97)	-	-	12	(85)	$(0.21)

Reported Earnings	85	34	22	11	152	$0.38

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Three Months Ending December 31,
ENERGY & DELIVERY SUMMARY	2008	2009	Change

Retail Electric (in millions of kWh):
Residential	13,906	13,501	-2.9%
Commercial	12,283	12,152	-1.1%
Industrial	15,592	13,866	-11.1%
Miscellaneous	734	757	3.1%
Total Retail (a)	42,515	40,276	-5.3%

Wholesale Electric (in millions of kWh): (b)	7,181	7,447	3.7%

Total KWHs	49,696	47,723	-4.0%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

American Electric Power
Financial Results for YTD December 2009 Actual vs YTD December 2008 Actual

		2008 Actual		2009 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	2,278		2,461
2	Ohio Companies	2,431		2,733
3	West Regulated Integrated Utilities	1,057		1,160
4	Texas Wires	537		571
5	Off-System Sales	845		337
6	Transmission Revenue - 3rd Party	329		354
7	Other Operating Revenue	569		767
8	Utility Gross Margin	8,046		8,383

9	Operations & Maintenance	(3,368)		(3,411)
10	Depreciation & Amortization	(1,450)		(1,561)
11	Taxes Other than Income Taxes	(749)		(751)
12	Interest Exp & Preferred Dividend	(871)		(919)
13	Other Income & Deductions	171		133
14	Income Taxes	(567)		(553)
15	Utility Operations Ongoing Earnings	1,212	3.02	1,321	2.88

	NON-UTILITY OPERATIONS:
16	AEP River Operations	55	0.14	47	0.10
17	Generation & Marketing	65	0.16	41	0.09

18	Parent & Other Ongoing Earnings	(31)	(0.08)	(47)	(0.10)

19	ONGOING EARNINGS	1,301	3.24	1,362	2.97

Note: For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for Year-to-Date 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	1,321	47	41	(47)	1,362	$2.97

Other
SWEPCo SFAS 71	(5)	-	-	-	(5)	$(0.01)

Total Special Items	(5)	-	-	-	(5)	$(0.01)

Reported Earnings	1,316	47	41	(47)	1,357	$2.96

Financial Results for Year-to-Date 2008
Reconciliation of Ongoing to Reported Earnings

	2008
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	1,212	55	65	(31)	1,301	$3.24

Dispositions:
Tractebel Settlement	-	-	-	164	164	$0.40
Gain on Sale of UK Operations	-	-	-	12	12	$0.03

Other
FERC ruling on Allocation of Off-system Sales Margins (SIA)	(97)	-	-	-	(97)	$(0.24)

Total Special Items	(97)	-	-	176	79	$0.19

Reported Earnings	1,115	55	65	145	1,380	$3.43

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Twelve Months Ending December 31,
ENERGY & DELIVERY SUMMARY	2008	2009	Change

Retail Electric (in millions of kWh):
Residential	58,892	58,232	-1.1%
Commercial	50,382	49,925	-0.9%
Industrial	64,508	54,428	-15.6%
Miscellaneous	3,114	3,048	-2.1%
Total Retail (a)	176,896	165,633	-6.4%

Wholesale Electric (in millions of kWh): (b)	43,085	29,679	-31.1%

Total KWHs	219,981	195,312	-11.2%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.